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                                                                 EXHIIBT 99.5

                                    PROXY
                          WHEELS SPORTS GROUP, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Victor H. Shaffer and Randy E. Duncan, or either one of them, with full power of substitution and resubstitution, as proxy or proxies of the undersigned to attend the Special Meeting of Stockholders of Wheels Sports Group, Inc. to be held on June 11, 1998 at 12:00 p.m., local time, at the Hilton at University Place, 8629 J.M. Keynes Drive, Charotte, North Carolina 28262, and at any adjournment thereof, to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present as specified upon the following matter and in their discretion upon such other matters as may properly come before the meeting.


1. APPROVAL AND ADOPTION OF AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 4, 1997, BY AND AMONG RACING CHAMPIONS CORPORATION, WSG ACQUISITION, INC. AND WHEELS SPORTS GROUP, INC.

     [ ]        FOR             [ ]     AGAINST         [ ]     ABSTAIN


2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                          (continued on reverse side)